EXHIBIT 99

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Jon Harris - Tel. (773) 864-6850

THE MWW GROUP Public Relations Matt Messinger - Tel. (201) 507-9500 mmessing@mww.com

FOR IMMEDIATE RELEASE

Bally Total Fitness Completes New Securitization Facility

New Facility Provides Up to $155 Million Borrowing Capacity

       CHICAGO, IL, December 4, 2001 – Bally Total Fitness Holding Corporation (NYSE: BFT) announced today it has completed a new $155 million accounts receivable securitization facility. The new facility will be funded through a commercial paper conduit program and will be used to replace Bally’s existing securitization. The facility, arranged by CIBC World Markets, provides for a two-year revolving period and has an initial interest rate substantially lower than the existing facility.

About Bally Total Fitness Corporation:
Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and 400 facilities located in 28 states and Canada under the Bally Total Fitness, Bally Sports Club, Gorilla Sports, Pinnacle Fitness and Sports Clubs of Canada brands. With more than 125 million annual visits to its fitness centers, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers. For more information, visit www.ballyfitness.com.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the impact of debt structure; risks related to acquisitions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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